EXHIBIT 99.1

LANCE REPORTS THIRD QUARTER NET INCOME INCREASE OF 48%
ON 7% REVENUE GROWTH;
BOARD DECLARES REGULAR QUARTERLY DIVIDEND

     CHARLOTTE, NC, OCTOBER 22, 2003 — Lance, Inc. (Nasdaq: LNCE) today reported third quarter net income of $7.6 million or $0.26 per share, on a diluted basis, on net sales and other operating revenue of $145.0 million for the 13 weeks ended September 27, 2003. In the same period last year, net income was $5.1 million or $0.18 per share on net sales and other operating revenue of $135.8 million.

     For the 39 weeks ended September 27, 2003, net income was $12.4 million or $0.42 per share, on a diluted basis, compared to net income of $17.4 million or $0.59 per share in the same period last year. Net sales and other operating revenues were $421.5 million for the 39 weeks ended September 27, 2003, compared with $414.5 million for the same period last year. Year-to-date results include charges of approximately $0.19 per share, primarily in the first quarter, related to the previously announced discontinuation of mini sandwich cracker distribution through the Company’s route sales system and severance costs.

     Consolidated revenue increased 7% in the third quarter from the same quarter a year ago. Branded product sales increased 4% as higher sales of salty snacks, traditional sandwich crackers and nuts more than offset lower sales of mini sandwich crackers, candy and cakes. Non-branded revenues increased 13% on continued strength from private label products.

     During the third quarter, gross margin increased $4.2 million as increased volume ($3.2 million), higher prices ($2.5 million) and improved manufacturing efficiencies ($1.3 million) more than offset the impact of unfavorable product mix ($2.3 million) and higher commodity costs ($0.5 million).

     General and administrative expenses increased $1.5 million from the same quarter last year due mainly to higher incentive compensation accruals.

     Other expenses declined $0.9 million from the prior year level which included $1.2 million in fixed asset disposal and investment impairment charges.

     “We were very pleased to see meaningful growth in branded sales which are responding positively to improvements in our route sales system”, said Paul A. Stroup III, Chairman, President and Chief Executive Officer. “Going forward, we will continue our intense focus on achieving further improvements in route sales system performance and controlling costs.”

     The Company increased its full-year 2003 earnings estimate to a range of $0.50 to $0.55 per share of common stock.

     The Board of Directors declared a regular quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on November 20, 2003, to stockholders of record at the close of business on November 10, 2003.

     Lance, Inc. has scheduled a conference call discussion with investors at 9:00 a.m. eastern daylight time on Thursday, October 23, 2003 to discuss third quarter financial results. To participate in the call, the dial-in number is (800) 789-3681 for U.S. callers, (706) 634-1425 for international callers. The access code is “LANCE.” A continuous replay of the call will be available beginning at 12:00 noon on October 23rd and running through October 30th at midnight. The replay telephone number is (800) 642-1687. The international number is (706) 645-9291. The replay access code is 2902939. A web-based replay of the conference call will also be available in the investor relations section of Lance’s web site, www.lance.com.

     Lance, Inc., manufactures and markets snack foods throughout most of the United States and Canada.

     This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition, industry consolidation, raw material costs, the effectiveness of sales and marketing activities and interest rate, foreign exchange rate and credit risk, are discussed in the Company’s most recent Form 10-Q filed with the Securities and Exchange Commission.

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	For the Quarter (13 Weeks) Ended

	September 27, 2003	September 28, 2002

Net sales and other operating revenue	$145,006	$135,753
Cost of sales	74,917	69,818

Gross margin	70,089	65,935

Selling, marketing and delivery	48,684	49,070
General and administrative	7,294	5,759
Provisions for employees’ retirement plans	911	978
Amortization of intangibles	195	173
Other expense, net	155	1,097

Earnings before interest and income taxes	12,850	8,858

Interest expense, net	766	760

Earnings before income taxes	12,084	8,098
Income taxes	4,460	2,960

Net income	$7,624	$5,138

Earnings per share:
Basic	$0.26	$0.18
Diluted	$0.26	$0.18
Weighted average shares outstanding:
Basic	29,011,000	29,009,000
Diluted	29,195,000	29,273,000

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	For the 39 Weeks Ended

	September 27, 2003	September 28, 2002

Net sales and other operating revenue	$421,512	$414,451
Cost of sales	219,548	210,647

Gross margin	201,964	203,804

Selling, marketing and delivery	148,144	148,209
General and administrative	21,731	20,705
Provisions for employees’ retirement plans	3,022	3,311
Amortization of intangibles	565	516
Loss on asset impairment	6,354	—
Other expense, net	533	1,175

Earnings before interest and income taxes	21,615	29,888

Interest expense, net	2,298	2,528

Earnings before income taxes	19,317	27,360
Income taxes	6,938	9,986

Net income	$12,379	$17,374

Earnings per share:
Basic	$0.43	$0.60
Diluted	$0.42	$0.59
Weighted average shares outstanding:
Basic	29,011,000	28,971,000
Diluted	29,164,000	29,261,000

LANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)
(unaudited)

	September 27, 2003	December 28, 2002

Assets:
Cash and cash equivalents	$16,489	$3,023
Accounts receivable	49,546	38,205
Inventories	25,429	26,777
Deferred income tax benefit	9,108	7,196
Prepaid expenses and other	4,513	4,709

	105,085	79,910
Property plant and equipment, net	164,123	175,722
Goodwill and other intangibles, net	51,996	48,149
Other	1,813	2,084

	$323,017	$305,865

Liabilities and Equity:
Current portion of long-term debt	$5,315	$63
Accounts payable	14,375	11,976
Other current liabilities	42,992	33,291

	62,682	45,330
Long-term debt	37,037	36,089
Other liabilities	42,674	43,905
Stockholders’ equity	180,624	180,541

	$323,017	$305,865

Common shares outstanding at end of period	29,134,557	29,098,582

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the 39 Weeks Ended

	September 27, 2003	September 28, 2002

Operating Activities:
Net income	$12,379	$17,374

Depreciation and amortization	21,897	21,695
Loss on asset impairment	6,354	—
(Gain)/loss on sale of property, net	(124)	939
Deferred income taxes	(3,688)	1,995
Changes in operating assets and liabilities	3,096	(3,737)

Net cash flows provided by operating activities	39,914	38,266

Investing Activities:
Purchases of property and equipment	(14,140)	(21,757)
Proceeds from sale of property and equipment	651	166

Net cash used in investing activities	(13,489)	(21,591)

Financing Activities:
Dividends paid	(13,982)	(13,947)
Issuance of common stock, net	9	1,124
Repayments of debt	(59)	(5,145)
Deferred financing costs	360	401
Repayments under revolving credit facilities, net	—	(3,500)

Net cash used in financing activities	(13,672)	(21,067)

Effect of exchange rate changes on cash	713	65

Increase (decrease) in cash and cash equivalents	13,466	(4,327)
Cash and cash equivalents at beginning of period	3,023	4,798

Cash and cash equivalents at end of period	$16,489	$471